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                                                                    Exhibit 99.1

     Contact:

     Investment Community:

     Joni Hanson
     InfoSpace
     (425) 201-6100
     jhanson@infospace.com

     Nicole Knowles
     InfoSpace
     (425) 201-6100
     nknowles@infospace.com

     Media:

     Minou Nguyen
     Text 100 Public Relations
     (206) 851-7666
     minoun@text100.com

                InfoSpace Board of Directors Appoints Chairman

       Naveen Jain As Chief Executive Officer And Ed Belsheim As Chief
                               Operating Officer

     BELLEVUE, Wash. - January 21, 2001 - InfoSpace (Nasdaq: INSP), a leading global provider of cross-platform merchant and consumer infrastructure services on wireless, broadband, and narrowband platforms, today announced that its Board of Directors has reappointed Naveen Jain as InfoSpace Chief Executive Officer, effective immediately.

     Arun Sarin has elected to focus and direct his efforts on InfoSpace's wireless business and international strategy from his position as vice chairman. Sarin's extensive travel and commuting schedule caused him to realize that he could not sustain his pace as InfoSpace CEO and meet family obligations, as his family resides in the San Francisco Bay area.

     "I believe InfoSpace is in an outstanding leadership position in some of the fastest growing markets including wireless and mobile commerce and has pioneered some of the most interesting technologies in the market today," said Arun Sarin, InfoSpace's vice chairman. "I am committed and excited to continue helping the company execute on its wireless and international strategies."
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     InfoSpace's Board of Directors also named Ed Belsheim Chief Operating
Officer. Belsheim was previously InfoSpace's Senior Vice President and General Counsel. Tammy Halstead was appointed Chief Financial Officer, replacing Rand Rosenberg. Halstead built and directed InfoSpace's accounting team as its Chief Accounting Officer for the last several years. Both of these appointments are effective immediately.

     Russell Horowitz has elected to transition his role as Chief Operating Officer and a director to Ed Belsheim. Horowitz will now focus his efforts on expanding InfoSpace's broadband initiatives in his role as executive consultant and advisor after leading the successful integration of Go2Net with InfoSpace.

     "During the past several years, I have watched InfoSpace change the way people communicate, access information, conduct commerce and otherwise manage their lives from any device," said Ed Belsheim, InfoSpace Chief Operating Officer. "I am confident that our team of more than 1,000 dedicated employees will continue to execute on this vision and take this company to new levels."

     "InfoSpace is exceptionally well positioned for success and I have very much enjoyed working with the strong management team in place," said Russell Horowitz. "I will continue to work with the InfoSpace team to assist in any way that I can to ensure its continued success."

     "InfoSpace is extremely well positioned to capitalize upon the numerous opportunities that exist in our key business segments, and I am very much looking forward to this extraordinary opportunity to once again lead this company's course of innovation and market leadership," said Naveen Jain, InfoSpace Chairman and CEO. "InfoSpace is in the position to truly differentiate itself, both from an operational standpoint, and as a business innovator in each of our areas of focus. We have an outstanding and dedicated team in place to make this happen."

     InfoSpace will hold a conference call and an audio Webcast at 11:00 a.m. PDT today to discuss additional details of these management changes. The Webcast can be accessed in the `Investor Relations' section of http://www.infospace.com.

About InfoSpace, Inc.

     InfoSpace is a leading global provider of cross-platform merchant and consumer infrastructure services on wireless, broadband, and narrowband platforms. The company provides commerce, information, and communication infrastructure services to wireless devices, merchants, and Web sites. InfoSpace's partners encompass a global network of wireless, PC, and non-PC devices, including cellular phones, pagers, screen telephones, television set-top boxes, online kiosks and personal digital assistants. InfoSpace has relationships with AT&T Wireless, Cingular Wireless, Intel, Virgin Mobile, Verizon Wireless, Hasbro, National Discount Brokers, and Bloomberg LLC, among others.

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

InfoSpace's affiliate network also consists of more than 3,200 Web sites that include AOL, Microsoft, Disney's GO Network, NBC's Snap, Lycos, and ABC LocalNet. InfoSpace is also positioned to tap the market for broadband wired (DSL and cable) and broadband wireless (2.5G and 3G) services, such as interactive gaming, television and other entertainment services. In addition, the company recently added back-end payment processing to InfoSpace's existing commerce services, allowing InfoSpace to offer everything a merchant needs to conduct the entire lifecycle of a transaction, one of the key drivers of mobile commerce adoption.

This release contains forward-looking statements relating to the development of the company's products and services and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of our products and services and the timing of market acceptance of those products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace's Annual Report on Form 10-K, in the section entitled "Factors Affecting InfoSpace's Operating Results, Business Prospects and Market Price of Stock Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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